FILED PURSUANT TO RULE 424(B)(3)

File Number 333-190275

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 14 TO

MARKET-MAKING PROSPECTUS DATED AUGUST 8, 2013

THE DATE OF THIS SUPPLEMENT IS JULY 23, 2014

ON JULY 22, 2014, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED JULY 16, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

Commission file numbers:
SunGard Capital Corp.	000-53653
SunGard Capital Corp. II	000-53654
SunGard Data Systems Inc.	1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3059890
Delaware	20-3060101
Delaware	51-0267091
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

680 Swedesford Road Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 582-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2014, Ian Loring was elected to the boards of directors of SunGard Capital Corp. (“SCC”), SunGard Capital Corp. II (“SCC II”) and SunGard Data Systems Inc. (“SDS,” and together with SCC and SCC II, the “Company”). Mr. Loring joined Bain Capital in 1996 and has been a Managing Director since 2000 with a focus on technology, media and telecommunications.

Mr. Loring was elected in accordance with the terms of (i) the Second Amended and Restated Stockholders Agreement, dated March 31, 2014, which gives each principal investor group the right to designate one nominee to the board of directors of SCC, and (ii) the Second Amended and Restated Principal Investor Agreement, dated March 31, 2014, which provides for the boards of directors of SCC II, SDS and other specified holding companies to consist of the same members as the board of SCC. Mr. Loring was designated by certain funds associated with Bain Capital Partners. Mr. Loring will not serve on any committees of the boards of directors.

Mr. Loring was elected to fill the vacancy left by the resignation of Christopher Gordon on July 16, 2014 from the board of directors of each of SCC, SCC II and SDS. The resignation of Mr. Gordon, the previous Bain designee to the boards, was made in consideration of Mr. Loring’s focus on the technology sector on behalf of Bain Capital Partners.

Bain Capital Partners, the principal investor group that designated Mr. Loring, and its respective affiliates have from time to time entered into, and may continue to enter into, arrangements with the Company to use the Company’s products and services, or for the Company to use products and services of Bain Capital Partners or its respective affiliates, in the ordinary course of business, which often result in revenues or costs to the Company in excess of $120,000 annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Capital Corp. SunGard Capital Corp. II SunGard Data Systems Inc.

July 22, 2014	By:	/s/ Victoria E. Silbey
Victoria E. Silbey
Senior Vice President-Legal and Chief Legal Officer